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                                                                      Exhibit 21
SUBSIDIARIES OF THE COMPANY

                                                  State or other jurisdiction of
Name of Subsidiary                                incorporation or organization
------------------                                ------------------------------

PictureTel Securities Corporation                 Massachusetts

PictureTel International Corporation              Delaware

PictureTel Technology Corporation                 Delaware

PictureTel Service Corporation                    Delaware

PicTel Videoconferencing Systems Corporation      Delaware

PictureTel Australia Pty. Ltd.                    Australia

PictureTel International Ltda.                    Brazil

PictureTel International BV (Netherlands)         Netherlands

PictureTel GmbH                                   Germany

PictureTel Italy S.r.l.                           Italy

PictureTel Company, Ltd.                          Japan

PictureTel Mexico S.A. de C.V.                    Mexico

PictureTel Service Ltd. Pte.                      Singapore

PictureTel Scandinavia AB                         Sweden

PictureTel (Schweiz) AG                           Switzerland

PictureTel UK Limited                             United Kingdom

PictureTel FSC, Ltd.                              United States Virgin Islands

PictureTel Venezuela SA                           Venezuela

MultiLink, Inc.                                   Massachusetts

MultiLink Europe Ltd.                             United Kingdom

MultiLink UK Limited                              United Kingdom

Starlight Networks, Inc.                          California


         All the subsidiaries are wholly owned (except for directors' qualifying shares in certain countries), either directly or indirectly, by the company and may do business under their own name as well as the name PictureTel Corporation.